Exhibit 2.6

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

Set forth below is a summary of certain information concerning our share capital as well as a description of certain provisions of our Articles of Association and relevant provisions of the Danish Companies Act (“DCA”). Because the following is only a summary, it does not contain all of the information that may be important to you. The summary includes certain references to and descriptions of material provisions of our Articles of Association and Danish law in effect as of the date of our Annual Report on Form 20-F. The summary below does not purport to be complete and is qualified in its entirety by reference to applicable Danish law and our Articles of Association, a copy of which is incorporated by reference into our Annual Report on Form 20-F. Further, please note that American Depositary Shares (“ADS”) holders are not treated as our shareholders and do not have rights as a shareholder. For more information regarding the rights of ADS holders, see the section of this exhibit titled “American Depositary Shares.”

General

Forward Pharma A/S was incorporated on July 1, 2005 as a limited liability company under Danish law. We are registered with the Danish Business Authority under company registration number 28865880. Our corporate seat is in Copenhagen, Denmark, and our registered office is Østergade 24A, 1, 1100 Copenhagen K, Denmark.

Our authorized share capital is nominally DKK 950,738.64, divided into shares of DKK 0.01 each.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “FWP.”  The transfer agent and registrar for the ADSs is The Bank of New York Mellon.

Articles of Association

Below is a summary of relevant information concerning material provisions of our Articles of Association and applicable Danish law. This summary does not constitute legal advice regarding those matters and should not be regarded as such.

See the section entitled “Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law—Shareholder Rights—Voting Rights” for a description of the voting requirements for a resolution to amend the Articles of Association.

Since October 14, 2014, our Articles of Association were amended as follows:

•                  on November 14, 2014, the Company’s nominal share capital was increased from 4,581,376 DKK to 4,651,374 DKK;

•                  on March 24, 2015, to add the terms applicable to warrants previously granted to certain of our directors and employees;

•                  on April 13, 2015, to increase the share capital in connection with the issuance of 142,150 shares to Joel Sendek;

•                  on April 20, 2015, to extend the exercise period for warrants that allow for the subscription of 333,720 shares and to increase the board of directors’ authorization to issue warrants to employees and consultants by 1.7 million warrants and underlying shares;

•                  on June 23, 2015, to implement the terms applicable to warrants granted to a number of persons engaged or employed with the Company or a subsidiary of the Company, issue of shares to two warrant holders that had exercised their warrants and amendments due to lapse of certain warrants;

•                  on November 24, 2015, to implement the terms applicable to warrants granted to a number of persons engaged or employed with the Company or a subsidiary of the Company;

•                  on May 6, 2016, to increase the allowable maximum number of board members, to increase and amend the board of directors’ authorization to issue warrants and to reduce the board of directors’ authorization to increase the company’s share capital;

•                  on June 1, 2016, to implement the terms applicable to warrants granted to a number of persons engaged or employed with the Company or a subsidiary of the Company, to issue shares to a warrant holder that had exercised its warrants and amendments due to lapse of certain warrants;

•                  on July 29, 2016, to increase the share capital in connection with the issuance of 142,155 shares to Joel Sendek;

•                  on August 30, 2016, to implement the terms applicable to warrants granted to a person employed with the Company;

•                  on March 29, 2017, to implement the terms applicable to warrants granted to Claus Bo Svendsen and to issue shares to a warrant holder that had exercised its warrants;

•                  on May 3, 2017, to reflect that the Company’s statutory Danish annual report is prepared and presented in English;

•                  on August 2, 2017, to make a share split in the ratio 1/10;

•                  on September 1, 2017, to decrease the share capital at a premium rate and pay the proceeds to the shareholders at a rate of EUR 19.45 per share of nominally 0.10 DKK (corresponding to EUR 2.43125 per share of nominally 0.01 DKK that was annulled);

•                  on November 21, 2017, to adopt principles for the adjustment of certain award terms and compensation of certain award holders due to the changes in the Company’s capital structure etc. resolved on the Company’s extraordinary general meeting on August 2, 2017;

•                  on November 28, 2017, to implement the terms applicable to warrants granted to employees, board members and a consultant of the Company;

•                  on April 4, 2018, to implement the terms applicable to warrants granted to Claus Bo Svendsen;

•                  on June 12, 2018, to issue shares to two warrant holders that had exercised their warrants, include Jan van de Winkel, a former director of the Company;

•                  on September 18, 2018, to implement the terms applicable to warrants granted to an employee of the Company and to issue shares to a warrant holder that had exercised its warrants;

•                  on May 8, 2019, to extend until May 1, 2024 the authorizations of the board of directors pursuant to articles 3.2, 3.4, 3.6 and 4.2 in our Articles of Association to (a) issue warrants and corresponding shares to employees, members of the executive management, members of the board of directors and consultants, (b) issue shares to employees, members of the executive management, members of the board of directors and consultants, (c) issue shares without pre-emption rights of the existing shareholders, and (d) have the Company acquire its own shares; and

•                  on November 26, 2019, to implement the terms applicable to warrants granted two employees of the Company, including Claus Bo Svendsen.

Company’s shareholders’ register

Our shareholders’ register is maintained by Computershare A/S who has been elected to act as our local share registrar.

Corporate Objective

Our corporate objectives are, directly or indirectly through subsidiaries, to conduct business within development, manufacturing, distribution and sale of drugs and medicaments, as well as any other related activities at the discretion of the board of directors. Furthermore, we may, within our line of business, participate in partnerships or co-operate with other businesses, including by licensing out rights within our line of business.

Limitation on Liability and Indemnification Matters

Under Danish law, members of the board of directors and executive officers may be held liable for damages in the event of improper or negligent conduct in breach of their fiduciary duties. They may be held jointly and severally liable for losses incurred by the Company and third parties due to their improper or negligent conduct. In certain circumstances, they may also incur additional criminal liabilities. The members of our board of directors and executive officers are insured under an insurance policy protecting them against liability resulting from the conduct of our directors and such certain officers when acting in their capacities as such. Each year at the annual general meeting of shareholders, the discharge of the board of directors and the executive officers of certain responsibilities is an item on the agenda. We have entered into indemnification agreements with members of our board of directors and our executive officers.

General Meetings

See below “Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law—Shareholder Rights—Shareholder Proposals” for a description of the rules on time and venue of general meetings under Danish law. See below “Description of American Depositary Receipts—Voting Rights” for a description of the rules and procedures for ADS holders in connection with general meetings.

Under our Articles of Association, general meetings shall be convened by our board of directors with at least two weeks’ and not more than four weeks’ notice. Notice of general meetings must be published on our website and in form and substance in accordance with the requirements of any stock exchange on which our shares are listed. Further, written notice of the general meeting must be mailed to all of our shareholders who have requested such notice be sent. The notice shall specify the time and place of the general meeting and the agenda containing the business to be transacted at the general meeting. If a proposal to amend our Articles of Association is to be considered at the general meeting, a summary of such proposal must be set out in the notice. For certain material amendments, the specific wording must be set out in the notice. The right of a shareholder to attend a general meeting is determined by shares held by such shareholder at the record date, which is the day one week prior to the date of the general meeting.

Quorum and Voting Requirements

Each ordinary share carries one vote at the general meeting of shareholders. Shareholders may vote by proxy. The voting rights of any shares we hold in treasury are suspended as long as they are so held. Shares held in treasury will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the number of shares that are represented at our general meetings.

In accordance with Danish law and generally common business practices, the Articles of Association do not provide for a quorum generally applicable to general meetings of shareholders. See below “Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law—Shareholder Rights—Voting Rights” for a description of the rules on voting requirements under Danish law.

Members of the Board of Directors and Executive Officers

Under our Articles of Association, members of the board of directors are elected at the general meeting of shareholders. Candidates are usually nominated by our existing board of directors or shareholders, but any shareholders are entitled to nominate other candidates. The members of the board of directors are elected for one year terms. Directors are not subject to term limits. Only persons who are younger than 70 years at the time of election may be elected to the board of directors. The board of directors appoints our executive officers.

See below “Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law—Corporate Governance—Duties of Directors” for a description of the general rules on duties and liabilities of the members of the board of directors under Danish law.

Obligation to Disclose Significant Shareholdings and Transactions

Pursuant to the DCA, shareholders must notify a Danish company once they hold in excess of 5% of the company’s share capital or voting rights, and must also provide notice to the company upon exceeding or falling below 5%, 10%, 15%, 20%, 25%, 33 1/3%, 50%, 66 2/3%, 90% and 100% of the company’s share capital or voting rights. Such information must be registered with the Danish Business Authority by the company and is published by the Danish Business Authority. This obligation does not apply to ADS holders.

Additionally, the beneficial owners (in Danish: reelle ejere) of a company must be registered with the Danish Business Authority by the company. A beneficial owner is a natural person whom ultimately owns or controls a sufficient amount (construed by the Danish Business Authority usually as in excess of 25 percent) of the shares or voting rights or exercises control through other means of a Danish company. The identity of the beneficial owners is published by the Danish Business Authority. Anyone who directly or indirectly owns or controls a Danish company is upon request of the company obliged to provide the company with the information necessary for identification of the company’s beneficial owners. If a company does not have beneficial owners or no beneficial owners can be identified, the executive management will be registered as beneficial owners. A Danish company must at least once a year investigate whether there are any changes to the registered beneficial owners of the company.

Comparison of Danish Corporate Law and Our Articles of Association and U.S. Corporate Law

The following summary provides a comparison between Danish corporation law and our Articles of Association, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated. Although we believe this summary is materially accurate, the summary is subject to Danish law, including the DCA, and Delaware corporation law, including the Delaware General Corporation Law (“DGCL”). This summary does not constitute legal advice regarding those matters and should not be regarded as such. Further, please note that an ADS holder will not be treated as one of our shareholders and will not have any shareholder rights.

Corporate Governance

Duties of Directors

Denmark.    The board of directors is responsible for overall and strategic management. In addition to performing overall management duties and strategic management duties and ensuring proper organization of the company’s business, the board must ensure that:

1.              the bookkeeping and financial reporting procedures are satisfactory, having regard to the circumstances of the limited liability company;

2.              adequate risk management and internal control procedures have been established;

3.              the board of directors receives ongoing information as necessary about the limited liability company’s financial position;

4.              the executive board performs its duties properly and as directed by the board of directors; and that

5.              the financial resources of the limited liability company are adequate at all times, and that the company has sufficient liquidity to meet its current and future liabilities as they fall due. The limited liability company is therefore required to continuously assess its financial position and ensure that the existing capital resources are adequate.

The board of directors must appoint an executive board to be responsible for the day-to-day management of the company. The executive board must either consist of one or more persons who are also members of the board of directors, or consist of persons who are not members of the board of directors. In both cases, persons in charge of day-to-day management will be designated as executive officers, and together they form the executive board of the limited liability company. The majority of the members of the board of directors of public limited companies must be non-executive directors. No executive officer in a public limited company may be chairman or vice-chairman of the board of directors of that company.

Delaware.    The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its shareholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors of a Delaware corporation who take any action in connection with a change in control of the corporation. In addition, under Delaware law, when the board of directors of a Delaware corporation approves the sale or break-up of a corporation, the board of directors may, in certain circumstances, have a duty to obtain the highest value reasonably available to the shareholders. There is no prohibition on executive officers of Delaware companies serving as chairman or vice-chairman of their board of directors.

Director Terms

Denmark.    Under Danish law, directors are elected by the general meeting for the terms set out in the company’s articles of association, provided however that the term shall expire with the closing of an annual general meeting held no later than four years after their election. Directors are usually elected for one-year terms. There is no limit in the number of terms a director may serve.

Delaware.    The DGCL generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the shareholders. A director elected to serve a term on a “classified” board may not be removed by shareholders without cause. There is no limit in the number of terms a director may serve.

Director Vacancies

Denmark.    Under Danish law, if there is no alternate member to replace a resigning member, the other members of the board of directors must arrange for the election of a new member to replace the resigning member during the remainder of his term of office. However, if the election is to be held at the general meeting, it may be postponed until the next annual general meeting for the election of members of the board of directors, provided that the number of remaining members and alternate members of the board of directors corresponds to the interval set out in the articles of association and amounts to at least three members.

Delaware.    The DGCL provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of shares is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-Interest Transactions

Denmark.    Under the DCA, no member of management may participate in the transaction of business that involves any agreement between the limited liability company and that member, or legal proceedings against that member, or the transaction of business that involves any agreement between the limited liability company and a third-party, or legal proceedings against a third-party, if the member has a material interest in such business and that material interest could conflict with the interests of the limited liability company.

Delaware.    The DGCL generally permits transactions involving a Delaware corporation and an interested director of that corporation if:

•                  the material facts as to the director’s relationship or interest are disclosed and a majority of disinterested directors consent;

•                  the material facts are disclosed as to the director’s relationship or interest and a majority of shares entitled to vote thereon consent; or

•                  the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the shareholders.

Proxy Voting by Directors

Denmark.    A director of a Danish corporation may issue only to another director a proxy representing the director’s voting rights at board meetings as a director.

Delaware.    A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholder Rights

Voting Rights

Denmark.    Under Danish law each share is entitled to one vote unless otherwise provided for by the articles of association. Our Articles of Association provide for one class of shares, ordinary shares, and each ordinary share shall be entitled to one vote.

A nominee shareholder is entitled to receive dividends and to exercise all subscription and other financial rights attached to the shares held in its name. The administrative rights attached to the shares (e.g., voting rights), however, cannot be exercised by the nominee unless (i) the beneficial owner of the shares discloses its identity and is registered by name in our register of shareholders and/or (ii) the nominee can present a valid power of attorney relating to this effect originating from the beneficial owner of the shares.

The relationship between the nominee shareholder and the beneficial owner is governed solely by an agreement between the parties, and the beneficial owner must disclose its identity, if any of the aforementioned administrative rights are to be exercised directly by the beneficial owner.

The right to appoint a nominee does not eliminate a shareholder’s obligation to notify us of a major shareholding.

All business transacted by the general meeting shall be decided by a simple majority of votes, unless otherwise provided by the DCA or by the Articles of Association.

A resolution to amend the Articles of Association requires that the resolution be adopted by at least two-thirds of the votes cast as well as the share capital represented at the general meeting, unless the DCA or the Articles of Association requires a larger majority.

Delaware.    Under the DGCL, each shareholder is entitled to one vote per share, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one third of the shares entitled to vote at a meeting.

Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the shareholders of record entitled to notice or to vote at a meeting of shareholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder Proposals

Denmark.    The shareholders’ rights to pass resolutions are exercised at the general meetings of the limited liability company. All shareholders, irrespective of voting rights, are entitled to attend and speak at general meetings.

General meetings must be held at the registered office of the limited liability company, unless the articles of association specify another place at which the meetings must or can be held. If special circumstances require it, a general meeting may, in isolated cases, be held elsewhere.

The annual general meeting must be held in time for the annual report adopted by the board of directors and the general meeting to reach the Danish Business Authority within five months from the end of the financial year, the time limit specified in the Financial Statements Act. For financial years ending between 31 October 2019 and 30 April 2020 (both days included) this deadline has been extended by three months due to the special circumstances arising as a result of the COVID-19 virus. The annual report must be submitted to the general meeting.

Extraordinary general meetings must be held upon request from the board of directors or the auditor elected by the general meeting. Shareholders that hold 5% of the share capital can request an extraordinary general meeting in writing. Extraordinary general meetings to consider specific issues must be convened within two weeks of receipt of a request to such effect.

Delaware.    Delaware law does not specifically grant shareholders the right to bring business before an annual or special meeting. However, if a Delaware corporation is subject to the SEC’s proxy rules, a shareholder who owns at least $2,000 in market value, or 1% of the corporation’s securities entitled to vote, may include a shareholder proposal in the corporation’s proxy materials relating to an annual or special meeting in accordance with those rules.

Action by Written Consent

Denmark.    Under Danish law, shareholders can, subject to certain exemptions, pass resolutions at a general meeting without complying with the requirements as to form and notice in the DCA and the company’s articles of association, provided that all shareholders agree to do so. Further, unless otherwise provided by the company’s articles of association, the board of directors may determine that in addition to a right to physically attend general meetings, shareholders may be given the right to attend electronically, including using electronic voting that does not require physical attendance at the meeting, so that the general meeting will be partly electronic. Moreover, the general meeting may resolve to hold general meetings electronically without any opportunity for parties to physically attend, so that the meeting is held by electronic means alone. A resolution to that effect must be recorded in the company’s articles of association. Due to the special circumstances arising as a result of the COVID-19 virus, the board of directors may in the period from 7 April 2020 and until 8 weeks after the termination of the ban on holding and participating in larger gatherings in Denmark, resolve to hold general meetings electronically without any opportunity for parties to physically attend, so that the meeting is held by electronic means alone, without a resolution to that effect being approved by the general meeting or recorded in the company’s articles of association.

Delaware.    Although permitted by Delaware law, publicly listed companies do not typically permit shareholders of a corporation to take action by written consent.

Appraisal Rights

Denmark.    The DCA provides for certain shareholder appraisal rights in connection with certain mergers and demergers, and in relation to certain cross-border mergers and demergers also the right to demand redemption of the shareholder’s shares.

Delaware.    The DGCL provides for shareholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the shareholder’s shares, in connection with certain mergers and consolidations.

Shareholder Suits

Denmark.    Under Danish law, any resolution that the company should take legal action against its promoters, members of management, valuation experts, auditors, scrutinizers, keepers of the register of shareholders or shareholders under must be passed by the general meeting. Proceedings may be commenced notwithstanding any previous resolutions passed at a general meeting granting exemption from liability or waiving the right to take legal action if the information concerning the resolution or the subject matter of the proceedings provided to the general meeting before the resolution was passed was not essentially correct or complete. If shareholders that represent no less than one-tenth of the share capital oppose any resolution to grant exemption from liability or waive the right to take legal action, any shareholder can commence legal proceedings to recover damages for the company from the person(s) liable for the loss suffered. Shareholders who commence such proceedings must pay the legal costs involved, but may have such costs reimbursed by the company to the extent that they do not exceed the amount recovered by the company as a result of the proceedings. If the company is declared bankrupt, and the date of presentation of the bankruptcy petition is no later than 24 months after the date on which the general meeting resolved to grant exemption from liability or waive the right to take legal action, the bankrupt estate may, however, bring an action for damages without regard to the resolution passed at the general meeting. If a shareholder has suffered a loss, which is not an indirect loss due to a loss suffered by the company, such shareholder can commence legal proceedings to recover such loss independently and regardless of the above.

Delaware.    Under the DGCL, a shareholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated shareholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a shareholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a shareholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of Shares

Denmark.    Under Danish law, a limited liability companies may acquire their own shares if they are fully paid up. The shares may be acquired both in ownership and by way of security. If a limited liability company acquires its own shares for consideration, such consideration may only consist of the funds that may be distributed as ordinary dividends under the provisions of the DCA and the company’s holding of its own shares must be disregarded when assessing whether the company satisfies the mandatory minimum capital requirements. An acquisition of a company’s own shares for consideration cannot take place without the board of directors’ obtaining authority from the general meeting, and such authority may only be given for a specified time, which may not exceed five years. The authority must specify (i) the maximum permitted value of the company’s own shares; and (ii) the minimum and maximum amount that may be paid by the company as consideration for the shares.

Delaware.    Under the DGCL, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-Takeover Provisions

Denmark.    Danish company law does not contain specific anti-takeover provisions for unlisted companies but a company’s articles of association may include poison pills to this effect, e.g., share classes with higher voting rights than other share classes or provisions to the effect that the board of directors shall approve share transfers.

Delaware.    In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the DGCL also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the DGCL prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested shareholder that beneficially owns 15% or more of a corporation’s voting shares, within three years after the person becomes an interested shareholder, unless:

•                  the transaction that will cause the person to become an interested shareholder is approved by the board of directors of the target prior to the transactions;

•                  after the completion of the transaction in which the person becomes an interested shareholder, the interested shareholder holds at least 85% of the voting shares of the corporation not including shares owned by persons who are directors and officers of interested shareholders and shares owned by specified employee benefit plans; or

•                  after the person becomes an interested shareholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting shares, excluding shares held by the interested shareholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until twelve months following its adoption.

Inspection of Books and Records

Denmark.    Under Danish law, the company’s annual report is public and shareholders have no access to inspect the company’s books and records. They are instead referred to exercise their right to ask questions to the board or management at a general meeting or to submit a proposal for scrutiny of the company’s formation, of any specific matter relating to the administration of the company, or of certain financial statements. If such a proposal is adopted by a simple majority of votes, the general meeting must elect one or more scrutinizers. The scrutinizer may demand from the company’s management any information deemed to be of importance to the assessment of the company and shall submit a written report to the general meeting.

Delaware.    Under the DGCL, any shareholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

Removal of Directors

Denmark.    Under Danish law, members of the board of directors may be removed at any time by the electing or appointing party. Consequently, directors elected at a general meeting may be removed at another general meeting by a simple majority of votes.

Delaware.    Under the DGCL, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, shareholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Preemptive Rights

Denmark.    Under Danish law, existing shareholders will have preemptive rights to participate on the basis of their existing share ownership in the issuance of any new shares for cash consideration, unless those rights are waived by a resolution of the shareholders at a general meeting or the shares are issued on the basis of an authorization by the board of directors under which the board is granted the authority to waive the preemptive rights. Furthermore, the preemptive rights of the shareholders may be derogated from by a majority comprising at least two-thirds of the votes cast and of the share capital represented at the general meeting if the share capital increase is made at least market price.

Delaware.    Under the DGCL, shareholders have no preemptive rights to subscribe for additional issues of shares or to any security convertible into such shares unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

Denmark.    Under Danish law, the company’s assets may only be distributed to its shareholders (i) as dividends, based on the latest adopted financial statements; (ii) as interim dividends; (iii) in connection with capital reductions; or (iv) in connection with the solvent dissolution of the company.

Dividends, if any, are declared with respect to a financial year at the annual general meeting of shareholders in the following year, where the statutory annual report (which includes the audited financial statements) for that financial year is approved. Further, shareholders may resolve at a general meeting to distribute interim dividends, and the board of directors may, pursuant to an authorization that may be granted to it by its shareholders, resolve to distribute interim dividends. Any resolution to distribute interim dividends within six months after the date of the statement of financial position as set out in our latest adopted annual report must be accompanied by the statement of financial position from our latest annual report or an interim statement of financial position which must be reviewed by an auditor. If the decision to distribute interim dividends is passed more than six months after the date of the statement of financial position as set out in our latest adopted annual report, an interim statement of financial position must be prepared and reviewed by an auditor. The statement of financial position or the interim statement of financial position, as applicable, must show that sufficient funds are available for distribution. Dividends may not exceed the amount recommended by the board of directors for approval by the general meeting of shareholders. Moreover, dividends and interim dividends may only be made out of distributable reserves and may not exceed what is considered sound with regard to our financial condition or be to the detriment of our creditors and such other factors as the board of directors may deem relevant.

Delaware.    Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding shares of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including shares of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of common stock, property or cash.

Shareholder Vote on Certain Reorganizations

Denmark.    Shareholders’ approval rights may be (and often are) prescribed in the company’s articles of association or in a shareholders’ agreement, or both.

Mergers must be approved by the shareholders of the discontinuing company and by the board of directors of the continuing company, provided that the merger does not require a capital increase or other amendments to the articles of association of the continuing company, in which case the merger must also be approved by the continuing company’s shareholders.

Voluntary public tender offers are usually conditional upon the situation where a certain percentage of nominal share capital or voting rights (or both) of the target company accepts the offer, the percentage of which depends on the aim the bidder is seeking to achieve. Ordinary amendments of the articles of association require two-thirds of both votes and capital represented at the general meeting, while squeeze-outs require more than nine-tenths of all votes and capital in the target company.

The DCA provides that a minority shareholder may demand that a single majority shareholder holding more than nine-tenths of all votes and capital in a company buy all of the shares of that minority shareholder.

Delaware.    Under the DGCL, the vote of a majority of the outstanding shares capital entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the shares or of any class or series of shares than would otherwise be required.

Under the DGCL, no vote of the shareholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of the surviving corporation are not changed in the merger and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, shareholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the shareholders will be entitled to appraisal rights.

Remuneration of Directors

Denmark.    Under Danish law, the board of directors may receive fixed or variable remuneration. The amount of remuneration may not exceed what is considered usual, taking into account the nature and extent of the work, and what is considered reasonable with regard to the limited liability company’s financial position and, in the case of parent companies, the group’s financial position. Since the board of directors is disqualified to resolve remuneration on its own, the remuneration is fixed by the shareholders, typically at the ordinary general meeting in connection with the adoption of the company’s annual report.

Delaware.    Under the DGCL, the shareholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to shareholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.

American Depositary Shares

The Company’s American Depositary Receipts (“ADR”) program is administered by The Bank of New York Mellon (the “depositary”) located at 240 Greenwich Street, 22nd Floor, New York, New York 10286. Each ADS represents fourteen ordinary share (or a right to receive fourteen ordinary share) deposited with The Bank of New York Mellon, London Branch, or any successor, as custodian for the depositary. Each ADS also represents any other securities, cash or other property which may be held by the depositary in respect of the depositary facility.

ADSs may be held either directly or indirectly through a broker or other financial institution. If an ADS holder holds their ADSs directly, they will be a registered ADS holder. If an ADS is held indirectly, the relevant holder must rely on the procedures of their broker or other financial institution to assert the rights of ADS holders described below. Such holders should consult with their broker or financial institution to find out what those procedures are.

The Direct Registration System (“DRS”) is a system administered by The Depository Trust Company (“DTC”) pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by periodic statements sent by the depositary to the registered holders of uncertificated ADSs.

An ADS holder will not be treated as one of our shareholders and will not have shareholder rights. Danish law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying ADSs. ADS Holders will have ADS holder rights. A deposit agreement among us, the depositary and an ADS holder, and all other persons directly and indirectly holding ADSs, sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

Dividends and Other Distributions

How will ADS holders receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay the ADS holder the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, after deducting its fees and expenses. An ADS holder will receive these distributions in proportion to the number of ordinary shares their ADSs represent.

Cash.    We do not expect to declare or pay any cash dividends or cash distributions on our ordinary shares for the foreseeable future. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares or any net proceeds from the sale of any ordinary shares, rights, securities or other entitlements into U.S. dollars if it can do so on a reasonable basis and at the then prevailing market rate, and can transfer the U.S. dollars to the United States. If that is not possible and lawful or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary that must be paid, will be deducted. See the section of this Form 20-F titled “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, the ADS holder may lose some or all of the value of the distribution.

Ordinary Shares.    The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or bonus shares to the extent reasonably practicable and permissible under law. The depositary will only distribute whole ADSs. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new ordinary shares. The depositary may sell a portion of the distributed ordinary shares sufficient to pay its fees and expenses in connection with that distribution.

Elective Distributions in Cash or Shares.    If we offer holders of our ordinary shares the option to receive dividends in either cash or shares, the depositary, after consultation with us, may make such elective distribution available to ADS holders. We must first instruct the depositary to make such elective distribution available to ADS holders. As a condition of making a distribution election available to ADS holders, the depositary may require satisfactory assurances from us that doing so would not require registration of any securities under the Securities Act. There can be no assurance that ADS holders will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of ordinary shares, or at all.

Rights to Purchase Additional Ordinary Shares.    If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash distributions. The depositary will allow rights that are not distributed or sold to lapse. In that case, ADS holders will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the ordinary shares on an ADS holder’s behalf and in accordance with the ADS holder’s instructions. The depositary will then deposit the ordinary shares and deliver ADSs to the ADS holder. It will only exercise rights if the ADS holder pays it the exercise price and any other charges the rights require the ADS holder to pay and comply with other applicable instructions.

U.S. securities laws may restrict transfers and cancellation of the ADSs representing ordinary shares purchased upon exercise of rights. For example, ADS holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

Other Distributions.    The depositary will send to ADS holders anything else we distribute to holders of deposited securities by any means it determines is equitable and practicable. If it cannot make the distribution proportionally among the owners, the depositary may adopt another equitable and practical method. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. In addition, the depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

Neither we nor the depositary are responsible for any failure to determine that it may be lawful or feasible to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. This means that ADS holders may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to ADS holders.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if an ADS holder or its broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, and delivery of any required endorsements, certifications or other instruments of transfer required by the depositary, the depositary will register the appropriate number of ADSs in the names an ADS holder requests and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

ADS holders may surrender their ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or share transfer taxes or fees, the depositary will transfer and deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person designated by the ADS holder at the office of the custodian or through a book-entry delivery. Alternatively, at the ADS holder’s request, risk and expense, the depositary will transfer and deliver the deposited securities at its corporate trust office, if feasible.

How can ADS holders interchange between certificated ADSs and uncertificated ADSs?

ADS holders may surrender their ADRs to the depositary for the purpose of exchanging their ADRs for uncertificated ADSs. The depositary will cancel the ADRs and will send the ADS holder a statement confirming that it is the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do ADS holders vote?

ADS holders may instruct the depositary to vote the number of whole deposited ordinary shares the ADSs represent. The depositary will notify ADS holders of shareholders’ meetings or other solicitations of consents and arrange to deliver our voting materials to ADS holders if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

The depositary will try, as far as practical, and subject to the laws of Denmark and our Articles of Association, to vote or to have its agents vote on the ordinary shares or other deposited securities as instructed by ADS holders.

The depositary will only vote or attempt to vote as ADS holders instruct or as described above.

We cannot assure ADS holders that they will receive the voting materials in time to ensure that ADS holders can instruct the depositary to vote their ordinary shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions provided that any such failure is in good faith. This means that ADS holders may not be able to exercise their right to vote and there may be nothing ADS holders can do if their ordinary shares are not voted as requested.

In order to give ADS holders a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if we request the depositary to act, we will give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Except as described above, ADS holders will not be able to exercise their right to vote unless they withdraw the ordinary shares. However, ADS holders may not know about the shareholder meeting far enough in advance to withdraw the ordinary shares.

Fees and Expenses

What fees and expenses will ADS holders be responsible for paying?

Pursuant to the terms of the deposit agreement, the holders of ADSs will be required to pay the following fees:

Persons depositing or withdrawing ordinary shares or ADSs must pay:	For:

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	• Issue of ADSs, including issues resulting from a distribution of ordinary shares or rights or other property
• Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$0.05 (or less) per ADS	• Any cash distribution to an ADS holder

A fee equivalent to the fee that would be payable if securities distributed to ADS holders had been ordinary shares and the shares had been deposited for issue of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

$0.05 (or less) per ADS per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when ADS holders deposit or withdraw shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)
• Converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, share transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide for-fee services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse or share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

ADS holders will be responsible for any taxes or other governmental charges payable on their ADSs or on the deposited securities represented by any of their ADSs. The depositary may refuse to register any transfer of ADSs or allow ADS holders to withdraw the deposited securities represented by their ADSs until such taxes or other charges are paid. It may apply payments owed to ADS holders or sell deposited securities represented by their ADSs to pay any taxes owed and ADS holders will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs registered in the ADS holder’s name to reflect the sale and pay the ADS holder any net proceeds, or send the ADS holder any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:

• Change the nominal or par value of our ordinary shares	The cash, ordinary shares or other securities received by the depositary will become deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.

• Distribute securities on the ordinary shares that are not distributed to ADS holders

The depositary may also deliver new ADSs or ask ADS holders to surrender their outstanding ADRs in exchange for new ADRs identifying the new deposited securities. The depositary may also sell the new deposited securities and distribute the net proceeds if we are unable to assure the depositary that the distribution (a) does not require registration under the Securities Act or (b) is exempt from registration under the Securities Act.

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Any replacement securities received by the depositary shall be treated as newly deposited securities and either the existing ADSs or, if necessary, replacement ADSs distributed by the depositary will represent the replacement securities. The depositary may also sell the replacement securities and distribute the net proceeds if the replacement securities may not be lawfully distributed to all ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without ADS holders’ consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, ADS holders are considered, by continuing to hold their ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the date fixed in such notice for such termination. The depositary may also terminate the deposit agreement by mailing a notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver ordinary shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations under the deposit agreement will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay and we will not have any obligations thereunder to current or former ADS holders.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•                  are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•                  are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our ligations under the deposit agreement;

•                  are not liable if either of us exercises, or fails to exercise, discretion permitted under the deposit agreement;

•                  are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•                  are not liable for any tax consequences to any holders of ADSs on account of their ownership of ADSs;

•                  have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on the ADS holders’ behalf or on behalf of any other person; and

•                  may rely upon any documents we believe in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Additionally, we, the depositary and each owner and holder, to the fullest extent permitted by applicable law, waives the right to a jury trial in an action against us or the depositary arising out of or relating to the deposit agreement.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of ordinary shares, the depositary may require:

•                  payment of share transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•                  satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•                  compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

ADS Holders’ Right to Receive the Ordinary Shares Underlying Their ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•                  when temporary delays arise because: (1) the depositary has closed its transfer books or we have closed our transfer books; (2) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on our ordinary shares;

•                  when ADS holders owe money to pay fees, taxes and similar charges; and

•                  when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal is not limited by any other provision of the deposit agreement.

Pre-Release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying ordinary shares. This is called a pre-release of the ADSs. The depositary may also deliver ordinary shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying ordinary shares are delivered to the depositary. The depositary may receive ADSs instead of ordinary shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the ordinary shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of prerelease, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC under which the depositary may register the ownership of uncertificated ADSs and such ownership will be evidenced by periodic statements sent by the depositary to the registered holders of uncertificated ADSs. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs; ADS Holder Information

The depositary will make available for ADS holders’ inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send ADS holders copies of those communications if we ask it to. ADS holders have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.